Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in this Registration Statement of Volumetric Fund, Inc., on Form N-1A of our report dated January 20, 2006, on our audits of the financial statements and financial highlights of Volumetric Fund, Inc., as of December 31, 2005, and for the year ended December 31, 2005 (statement of operations), each of the two years ended December 31, 2005 (statements of changes in net assets), and each of the four years ending December 31, 2005 (financial highlights), which report is incorporated by reference into this Registration Statement. We also consent to the reference to our firm under the heading 'Financial Statements' appearing in the statement of additional information, which is part of this Registration Statement.

	/s/  BKD, LLP




Houston, Texas
March 29, 2006